Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Prosperity Bancshares, Inc. on Form S-4 of our report dated February 7, 2012, on our audits of the consolidated financial statements of American State Financial Corporation as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, and our report dated February 7, 2012 on the effectiveness of American State Financial Corporation’s internal control over financial reporting as of December 31, 2011 included in Prosperity’s Form 8-K filed July 30, 2012 which has been incorporated by reference. We also consent to the references to our firm under the caption “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ BKD, LLP
BKD, LLP San Antonio, Texas July 30, 2012